Exhibit 99.1



Explanation of Responses:
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(1)  Such  shares  were  transferred  from the  Reporting  Person  to a  grantor
     retained   annuity  trust  (GRAT)  of  which  the  Reporting  Person  is  a beneficiary.

(2) Consists of (a) 9,530 shares of HomeFed common stock beneficially owned by the Reporting Person's wife (directly and through trusts for the benefit of his children of which the wife is trustee), (b) 300,000 shares of HomeFed common stock in the GRAT and (c) 2,474,226 shares of HomeFed common stock held by Leucadia National Corporation, a public company ("Leucadia").

     The Reporting Person is a significant shareholder and Chairman of the Board of Directors of Leucadia.

     The Reporting Person disclaims beneficial ownership of the HomeFed common stock beneficially owned by Leucadia, except to the extent of his pecuniary interest, if any.

(3) All share amounts reported take into effect a reverse/forward stock split of the HomeFed common stock that became effective July 14, 2003.